Home Equity Loan-Backed Term Notes, GMACM Series 2001-CL1 Group 1
Payment Date	02/25/2002

Servicing Certificate
Beginning Pool Balance	131,240,535.58
Beginning PFA	23,357,117.38
Ending Pool Balance	138,537,173.75
Ending PFA Balance	14,023,143.68
Principal Collections	2,037,335.53
Principal Draws	-
Net Principal Collections	2,037,335.53
Active Loan Count	5,385

Interest Collections	1,714,702.39

Weighted Average Net Loan Rate	15.38000%
Substitution Adjustment Amount	0.00

	Beginning	Ending				Interest	Security
Term Notes	Balance	Balance	Factor	Principal	Interest	Shortfalls	%	Coupon
Class A-1	55,309,366.96	53,272,031.43	0.9110691	2,037,335.53	95,731.30	0.00	0.349924	2.010%
Class A-2	16,387,000.00	16,387,000.00	1.0000000	0.00	68,142.61	0.00	0.10764	4.990%
Class A-3	40,306,000.00	40,306,000.00	1.0000000	0.00	214,629.45	0.00	0.264755	6.390%
Class M1	15,776,000.00	15,776,000.00	1.0000000	0.00	92,815.47	0.00	0.103627	7.060%
Class M2	11,832,000.00	11,832,000.00	1.0000000	0.00	73,062.60	0.00	0.07772	7.410%
Class B	9,466,000.00	9,466,000.00	1.0000000	0.00	62,317.83	0.00	0.062179	7.900%

Certificates	-	-	-	-	1,144,111.33	-	-	-

Beginning Overcollateralization Amount	5,521,286.00
Overcollateralization Amount Increase (Decrease)	0.00
Outstanding Overcollateralization Amount	5,521,286.00
Overcollateralization Target Amount	8,676,815.73

Credit Enhancement Draw Amount	0.00
Unreimbursed Prior Draws	0.00

			Number	Percent
	Balance		of Loans	of Balance
Delinquent Loans (30 Days)*	2,081,185.67		85	1.50%
Delinquent Loans (60 Days)*	601,598.64		23	0.43%
Delinquent Loans (90+ Days)*	381,488.66		15	0.28%
Foreclosed Loans	-		17,418	0.00%
REO	0.00		0	0.00%

* Delinquency Figures Include Foreclosures, REO and Bankruptcy

	Liquidation To-Date
Beginning Loss Amount	0.00
Current Month Loss Amount	0.00
Current Month Principal Recovery	0.00
Net Ending Loss Amount	0.00	0.00

	Special Hazard		Fraud	Bankruptcy
Beginning Amount	0.00		0.00	0.00
Current Month Loss Amount	0.00		0.00	0.00
Ending Amount	-		-	-

Liquidation Loss Distribution Amounts	0.00
Extraordinary Event Losses	0.00
Excess Loss Amounts	0.00

Capitalized Interest Account
Beginning Balance	259,767.45
Withdraw relating to Collection Period	0.00
Interest Earned (Zero, Paid to Funding Account)	0.00
Total Ending Capitalized Interest Account Balance as of Payment Date	259,767.45
Interest earned for Collection Period	435.99
Interest withdrawn related to prior Collection Period	603.16

Prefunding Account
Beginning Balance	23,357,117.38
Additional Purchases during Revolving Period	(9,333,973.70)
Excess of Draws over Principal Collections	0.00
Total Ending Balance as of Payment Date	14,023,143.68
Interest earned for Collection Period	35,672.21
Interest withdrawn related to prior Collection Period	54,102.74

Cuurent Month Repurchases Units	0
Cuurent Month Repurchases ($)	0